AS  FILED  WITH  THE  SECURITIES  AND  EXCHANGE  COMMISSION ON FEBRUARY 18, 2000
                                               REGISTRATION NO. 333-____________



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                              ____________________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              ____________________

                         NATIONAL REHAB PROPERTIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)



             NEVADA                                           65-0439467
(State or Other Jurisdiction of                            (I.R.S. Employer
Incorporation or Organization)                            Identification No.)





                              2921 NW Sixth Avenue
                              Miami, Florida 33127
          (Address of Principal Executive Offices, Including Zip Code)

                              Consulting Agreement
                            (Full Title of the Plan)
                              ____________________

                                 Richard Astrom
                              2921 NW Sixth Avenue
                              Miami, Florida 33127
                                 (305) 573-8882
           (Name, Address, and Telephone Number of Agent for Service)

                                   COPIES TO:
                               Gordon Dihle, Esq.
                                Dihle & Co., P.C.
                        2922 Evergreen Parkway, Suite 320
                            Evergreen, Colorado 80439
                                 (303) 679-6018

                         CALCULATION OF REGISTRATION FEE





Title of Securities  Amount to be  Proposed Maximum            Proposed Maximum           Amount of
to be Registered     Registered    Offering Price per Share    Aggregate Offering Price   Registration Fee


Common Stock,
par value $0.001          500,000         $ 0.26 (1)                 $130,000               $34.32


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the closing market price on February 15, 2000.

EXPLANATORY  NOTE

National Rehab Properties, Inc. ("NRPI") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register certain shares of common stock, $.001 par value per share, issued to certain selling shareholders.

Under cover of this Form S-8 is a Reoffer Prospectus NRPI prepared in accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 500,000 shares of common stock acquired by the selling shareholders.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

NRPI  will  send  or  give the documents containing the information specified in
Part 1 of Form S-8 to employees or consultants as specified by Securities and Exchange Commission Rule 428 (b) (1) under the Securities Act of 1933, as amended (the "1933 Act"). NRPI does not need to file these documents with the commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.

                                REOFFER  PROSPECTUS

                          NATIONAL  REHAB  PROPERTIES,  INC.
                             2921  NW  SIXTH  AVENUE
                             MIAMI,  FLORIDA  33127
                               (305)  573-8882

                        500,000  SHARES  OF  COMMON  STOCK


The shares of common stock, $0.001 par value per share, of National Rehab Properties, Inc. ("NRPI"or the "Company") offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document (the "Selling Shareholders"). The Selling Shareholders acquired the Shares pursuant to a Consulting Agreement for consulting services that the Selling Shareholders provided to NRPI.

The sales may occur in transactions on the NASDAQ over-the-counter market at prevailing market prices or in negotiated transactions. NRPI will not receive proceeds from any of the sale the Shares. NRPI is paying for the expenses incurred in registering the Shares.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under the Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

NRPI's common stock is currently traded on the NASDAQ Over-the-Counter Bulletin Board under the symbol "NRPI."

                            ________________________

This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 11.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ________________________

                                February 17, 2000

                                TABLE OF CONTENTS

Where  You  Can  Find  More  Information . . . . . . . . . . .          2
Incorporated  Documents . . . . . . . . . . . . . . . . . . .           2
The  Company . . . . . . . . . . . . . . . . . . . . . . . . .          3
Risk  Factors . . . . . . . . . . . . . . . . . . . . . . . .          11
Use  of  Proceeds . . . . . . . . . . . . . . . . . . . . . .          13
Selling  Shareholders . . . . . . . . . . . . . . . . . . . .          14
Plan  of  Distribution . . . . . . . . . . . . . . . . . . . .         14
Legal  Matters . . . . . . . . . . . . . . . . . . . . . . . .         15
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . .          15
                            ________________________

You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

WHERE  YOU  CAN  FIND  MORE  INFORMATION

NRPI is required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at:

                 450 Fifth Street, N.W., Washington, D.C. 20549;
           Seven World Trade Center, 13th Floor, New York, N.Y. 10048

Please  call  the  SEC  at  1-800-SEC-0330 for further information on the Public
Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov).

                             INCORPORATED DOCUMENTS

The SEC allows NRPI to "incorporate by reference" information into this Reoffer Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus.

NRPI's Report on Form 8-K, dated February 10, 2000 is incorporated herein by reference. NRPI also incorporates herein by reference the Form 10-SB filed by MAS Acquisition XV Corp., the Company's predecessor, filed on October 27, 1999. In addition, all documents filed or subsequently filed by the Company under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, before the termination of this offering, are incorporated by reference.

The Company will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to the Chief Financial Offer at NRPI at NRPI's executive offices, located at 2921 NW Sixth Avenue, Miami, Florida 33127. NRPI's telephone number is (305) 573-8882.

                                   THE  COMPANY
BUSINESS

This Reoffer Prospectus contains certain forward-looking statements within the meaning of the federal securities laws. Actual results could differ materially from those projected in the forward-looking statements due to a number of factors, including those set forth under "Risk Factors" and elsewhere in this Reoffer Prospectus.

SUMMARY

NRPI was formed on October 1, 1993. On August 17, 1995, we became a public company as a result of a merger with an already existing public company.

We specialize in investing in and revitalizing homes in established older residential neighborhoods in urban areas. Many of these homes have been abandoned by the middle-class who typically move outward from the inner cities into the newer suburban developments. We either buy vacant property and build single family homes or we buy abandoned homes and complete all renovations. Our purpose is to sell the homes for a profit. Renovated or rebuilt starter homes were valued at approximately $30,000 in 1981, $45,000 in 1987, $60,000 in 1994,
$70,000 in 1997, and $85,000 in 1999. The years ahead should find properties in this affordable housing market at the $90,000 range or higher.

Our target market has been fruitful over the past 30 years, regardless of national inflation or economic stagnation. We believe the real estate market will continue to provide a reasonable opportunity for our company's future investments. Based upon the great number of foreclosures and abandoned properties each year, we have a bountiful supply of lots and dilapidated homes, which meet our business model criteria.

NRPI has a successful record of identifying and purchasing distressed or foreclosed properties, completing renovations on those properties rapidly and inexpensively, and marketing the properties to qualified first-time buyers who can buy the properties with little or no down payment. We typically sell a property for $90,000 and produce a profit of $15,000 per sale. The complete buy-repair or build-resell process for each property takes approximately six months. The intended result is an annual pre-tax return of approximately $30,000 on a $60,000 investment.

The United States Department of Housing and Urban Development (HUD) and the Federal Housing Administration (FHA) support the cities and their residential neighborhoods with programs designed to work with developers to create low down payment housing. Being favorable to lower income citizens, these programs are non-subsidized by the government and carry their own weight in Washington's bureaucratic environment where charity is often scorned. As a rule, the federal government favors private ownership over public housing and tenant/renter situations. The HUD and FHA programs are specifically aimed at the low-income neighborhoods of America in an attempt to maintain the nation's existing housing stock which has depreciated and declined due to foreclosure, abandonment and old age. The Community Reinvestment Act (CRA) requires banks all over the nation to invest in these neighborhoods. It is up to the private and public sectors to engage these encouraging and sound programs and make them successful. NRPI takes advantage of that challenge by revitalizing abandoned urban neighborhoods, and in so doing, helps hundreds of working-class families realize the American dream of home ownership.

NRPI's business is real estate and in order to buy real estate for our business of rehabilitating houses or building houses, construction financing is necessary. Through the years we have constantly had difficulty in borrowing money from banks due to lack of cash in the corporate bank account. This is evidenced by the income for the years 1994 through 1997-- Federal Income Tax reports were as follows: $61,965 - 1994; $73,886 - 1995; $76,684 - 1996; $20,369
- 1997; ($344,064) - 1998). In May of 1997, we entered into a line of credit for $1,500,000 with an investment banking company. The interest rate was between 15% and 18% per year with an equal amount in placement fees. Additionally, we had to give the lender 4,000,000 shares of restricted stock. Our board entered into this agreement due to lack of credit for the rehabilitation of houses. In 1997, we opened an office in New Orleans, Louisiana because that city has 39,000 declared houses in need of repair. In 1997 and 1998, we completed 25 houses in New Orleans and, between the points and interest, we lost approximately $240,000. In 1998, we left New Orleans as it was determined that the excessive rate of interest being charged for the money borrowed NRPI could not be profitable. As of December 31, 1998, the inventory of company-owned houses in New Orleans, houses with the excessively high interest rates, was zero. In December 1998, we filed a lawsuit against the lender and its president for civil usury in Dade County Circuit Court. In that lawsuit we are asking for return of principal, damages and return of the stock issued to the defendants, et al. That stock (400,000 shares post split) is currently partially held in escrow with the courts and partially still in restricted form pending the result of the litigation.

In January, 1999, we completed a reverse split of our stock on a 1 for 10 basis and raised $557,500 from the sale and/or conversion into common stock of senior subordinated debentures. In addition, we raised $211,500 from the sale of restricted stock during the 1999 fiscal year. The reverse split was done in order to reduce the number of shares outstanding so that it would be possible to attract investment capital from the sale of our common stock.

Present  Operations

Our offices are located at 2921 NW 6th Avenue, Miami, Florida 33127 and our telephone number is (305) 573-8882.

Our business is currently based in Miami where we intend to build 100 houses annually. As a public Company, National Rehab Properties, Inc. is traded over-the-counter as a bulletin board stock under the symbol NRPI.

In 1999, we purchased 17 building sites in Miami for cash, filed for building permits and are proceeding forward with construction. A profit of $300,000 is projected from the completion of these sales. Those houses will be encumbered by mortgages from a Miami lending institution. The decision to build houses in Miami was the result of a market study showing a large demand for first time buyer homes and the large number of vacant lots in the mature residential neighborhoods NRPI is accustomed to dealing in. Due to our cash position, we expect to acquire construction financing for the Miami project. The Miami project of 100 houses is contingent upon construction financing.

NRPI has made a deposit on a 20 acre tract of land with a purchase price of $280,000 in Vero Beach, Florida. We anticipate improving the land with road and utilities and platting the land for 100 single family home sites. We believe we can obtain a land and acquisition loan from a local lending institution for the cost of construction of improvements to the land. We further anticipate building the houses with construction financing and reselling the houses in the local economy. We have funds available to purchase the land without the need to obtain additional financing. The project, known as "Eagle Trace," is estimated to create a profit of $3,500,000. This project is contingent upon construction financing for the land improvements and home construction.

NRPI has signed a letter of intent to purchase an aluminum manufacturing plant that produces aluminum and glass railings, storm shutters and aluminum windows for sale in South Florida. In 1998, the aluminum company had $4,600,000 in sales revenues, however it was not profitable due to lack of cash to finance the sale of its products awaiting construction draws. NRPI Properties, Inc. may acquire 80% of the company. If this entity is acquired, all financials will be consolidated with our company. We anticipate acquiring financing for the aluminum company's receivables through a factoring company. The receivable financing will be the only debt of the aluminum company. We have the funds for initial acquisition, however, the receivable financing funds are not yet in place and therefore the potential profitability of the acquisition target is not secure. We feel that the supply of users for the target's products is immense because the acquisition target is one of three companies that are licensed to build products passing the newest hurricane protection laws. There can be no assurance that the contemplated acquisition will occur and, if consummated, that it will provide profitable operations for our business.

Management's  Discussion  of  Operations

The following is a discussion of the financial condition and results of operations of our operations for the 12 month period commencing October 1, 1997 until the close of the fiscal year September 30, 1998. The financial condition information does not include the accounts of NRPI after the close of the fiscal year ending September 30, 1998, however, the period of 1994 through 1999 is discussed. We are current in our federal and state tax filings.

We specialize in renovating or rebuilding starter homes. Renovated or rebuilt starter homes were valued at approximately $30,000 in 1981, $45,000 in 1987, $60,000 in 1994, $70,000 in 1997, and $85,000 in 1999. The years ahead should find properties in this affordable housing market at the $90,000 range or higher. Over the past 30 years, the market we have targeted continues to be fruitful regardless of national inflation or economic stagnation. We believe the real estate market will continue to be ripe for our future investments. Thousands of homes suffer foreclosure and abandonment every year, creating an abundant supply of lots and dilapidated homes, which fit our investment criteria.

We have a successful record of identifying and purchasing distressed or foreclosed properties, completing renovations on those properties rapidly and inexpensively, and marketing the properties to qualified first-time buyers who can buy the properties with little or no down payment. We typically sell a property for $90,000 and produce a profit of $15,000 per sale. The complete buy-repair or build-resell process for each property takes approximately six months. The intended result is an annual pre-tax return of approximately $30,000 on a $60,000 investment.

Operational  History

Our business involves the real estate industry and in order to buy real estate for our business of rehabilitating houses or building houses, construction financing is necessary. Through the years, we have constantly had difficulty in borrowing money from banks due to lack of cash in the corporate bank account. This is evidenced by the income of the years 1994 through 1997 as follows:

     Federal  Income  Tax  report  for  the  years  1994  though  1997:

     $61,965  -  1994;
     $73,886  -  1995;
     $76,684  -  1996;
     $20,369  -  1997;
  ($344,064)  -  1998.

In May of 1997 we obtained a line of credit for $1,500,000 with an investment banking company. The interest rate was between 15% and 18% per year with an equal amount in placement fees. Additionally, we had to give the lender 4,000,000 shares of restricted stock. We entered into this agreement due to lack of credit for the rehabilitation of houses. In 1997 we opened an office in New Orleans, Louisiana because that city has 39,000 declared houses in need of repair. In 1997 and 1998, we completed 25 houses in New Orleans and between the points and interest we lost approximately $240,000. In 1998, we left New Orleans as it was determined that, with the excessive rate of interest being charged for the money borrowed, we could not be profitable. As of December 31, 1998, we had no more houses in inventory the inventory. In December 1998 we filed a lawsuit in Dade County Circuit Court against the lender and its president for civil usury. In that lawsuit we asked for return of principal, damages and return of the stock issued to the defendants. That stock (400,000 shares post split) is currently partially held in escrow with the courts and partially still in restricted form pending the result of the litigation.

In 1997 we wrote off a receivable of $105,000 due to the bankruptcy of the debtor, an original incorporator of NRPI.

In January, 1999 we completed a reverse split of our common stock on a 1 for 10 basis and proceeded to raise $557,500 from the sale and/or conversion into common stock of senior subordinated debentures. In addition, the Company raised $211,500 from the sale of our restricted stock during the 1999 fiscal year. The reverse split was done in order to reduce the number of shares outstanding so that it would be possible to attract investment capital through the sale of common stock.

Overhead

The monthly costs of our corporate offices are estimated to be approximately $20,000 per month. The monthly expense of $20,000 includes payroll, payroll taxes, dues and subscriptions, utilities for the corporate offices, health insurance for the employees, general liability insurance, office supplies, postage and freight, professional fees for accounting, legal and other consultants, corporate office rent, repairs and maintenance primarily for office equipment, telephone expenses and travel and entertainment.

Liquidity  and  Capital  Resources

Prior to our inception as a publicly owned company, we relied primarily upon loans originated by NRPI's founder, Richard S. Astrom. These loans helped to finance working capital needs when operations did not provide enough cash flow. Additionally, we have relied upon bank financing to acquire properties and pay operational costs. The bank financing has required the personal guarantee of Mr. Astrom. In the future, we need to acquire additional financing for the company with the proceeds of mortgage funding or public or private offerings of stock. However, we currently have sufficient funds to continue operations and new acquisitions will also supply additional funds to continue operations. Therefore, any future funding will result from business expansion and/or improvements to our financial lending structure. Thus, we do not have a schedule of future funds to be acquired and quantified because it is difficult to estimate when, or if, business expansion will occur or when, or if, financial lucrative opportunities will present themselves. If funds are required in the future they may be generated from stock sales or from the mortgaging of real estate. The can be no assurance that any such funds will be available on favorable terms and conditions when the capital is required.

At the end September 30, 1998, we had $13,754 in the bank and in the quarter ending December 1998 we showed a profit of $212,792. In the first months of 1999, we raised approximately $557,500 from the sale of our securities. We will use these monies as well as cash from stock sales for business operations. Should that cash flow prove insufficient, we expect to take defensive measures, including slowing construction, acquiring additional mortgage financing and/or selling additional stock.

Company  Background

NRPI was incorporated in Florida in 1993 and completed a reverse merger with a Nevada corporation in 1994. We believe that the Company has over 1200 stockholders. Our common stock is currently publicly traded on the OTC Bulletin Board. We finance our real estate projects with first mortgages from banks at bank rates. With our managerial and financial resources fully developed, we will strive to be a leader in business and to set an example of how a profitable, public company can use its assets and resources in conjunction with governmental agencies to develop and improve local communities.

The real estate market of South Florida is ripe for this type of development. Thousands of homes and lots go through foreclosure and abandonment yearly and become available at attractive prices and fit our criteria. These properties can become the inventory for us to buy and resell, and create profits. We do not feed off financial failure and economic stagnation but, to the contrary, encourage economic growth not only by investing in older neighborhoods but by providing jobs to local contractors.

There is an adequate supply of lots and dilapidated homes available to supply us with product for resale. The cities are mandated by public policy to maintain the neighborhoods in a safe, lawful and orderly manner, which includes that vacant houses be boarded at all times. Owners of vacant houses are notified if their houses are not lawfully kept, after a short period of time the house is demolished at the owner's expense and the lot left clear. We look to invest in these homes either before or after demolition at the appropriate price.

In order for us to buy real estate for our business of rehabilitating houses or building houses, construction financing is necessary. Through the years we have constantly had difficulty in borrowing money from banks due to lack of cash in the corporate bank account. This is evidenced by the income of the years 1994 through 1997. We have, however, improved our capital position through the sale of our securities and the establishment of new bank financing relationships. This enables us to increase our potential profitability by increasing the number of properties we are developing.

In January, 1999, we completed a reverse split of our common stock on a 1 for 10 basis and proceeded to raise approximately $557,500 from the issuance of common stock issued as a result of conversion of senior subordinated convertible debentures pursuant to an exemption provided for under Rule 504 of Regulation D. The reverse split was done in order to reduce the number of shares outstanding so that it would be possible to attract additional investment capital.

The  Market  Environment

The following provides a description of the market environment in which we currently operate.

The real estate values of "starter homes" in the United States has kept pace with inflation for the past 30 years, while values of other areas of the real estate market have gone through depression-like periods. These starter homes are found in older established residential neighborhoods. In particular, the increase of the interest rates to 20% in 1981 and the tax law change of 1986 severely lowered the value of real estate. However, the market that we have targeted did not feel the same strains produced by the economy. These renovated "starter homes" were $30,000 in 1981; $45,000 in 1987; $60,000 in 1994; $70,000
in  1997,  and  $85,000  in  1999.

The homes sold in these neighborhoods are sold with low down payments. The buyers are usually minorities and/or immigrants and first time homebuyers, not often educated in the language of home ownership. Since the 1960's, the big cities of the United States have been abandoned by the middle-class in favor of the suburbs, leaving the older and smaller dwellings to first-time home buyers. Economists refer to this market as the "affordable housing" market.

In the past, buyers have filled low cost homes in the Miami market as soon as they became available. In the 1950's, the market was veterans returning from World War II and the Korean War. In the 1960's, the influx of Hispanic immigrants into Miami filled the void left by those people desiring to live in the suburbs. Throughout the 1970's and 1980's, Haitians, Jamaicans, Cubans, Nicaraguans, Panamanians, Hondurans, Venezuelans, Mexicans, and Colombians have made Miami their home. The immigration into this multi-cultural city has not slowed much into the 1990's. Miami has become a large ethnic blend of many nationalities. All of these people need places to call home. It is within this population and older established residential neighborhoods that we have specialized in selling houses priced less than $90,000.

Nationally, home ownership is only 27% in many of these inter-city areas. Housing and Urban Development's ("HUD") national housing initiative goal is over 70% home ownership. Our goal is to convert those tenants into homeowners.

HUD and the Federal Housing Administration support the cities and their residential neighborhoods with low down payment housing programs. These financing programs are very favorable to lower income citizens. The Community Reinvestment Act ("CRA") requires banks to invest in these neighborhoods. The government favors private ownership over public housing and tenant-renter situations. It is up to the private and public sectors to engage these sound programs and make them successful. We have taken that challenge by revitalizing urban neighborhoods and, in so doing, help hundreds of working-class families realize the American dream of home ownership.

Business  Strategies

We have the established the following strategies in fulfilling the first part of our Business Plan.

1.  (a)     Purchase  distressed  and foreclosed homes for approximately $15,000 that need as much as $35,000 for repairs. The total investment usually approaches $40,000 - $50,000. We then sell the home for $75,000 - $80,000 within six months.

   (b) Purchase vacant lots for $7,500. We then contract with a building contractor to build a 1,300 square foot house for $55,000 and sell it for $90,000 while under construction. Within six months the new home is built, sold and closed. With adequate funds, hundreds of these homes can be purchased in many of America's large metropolitan cities.

The HUD programs are specifically aimed at the low income neighborhoods of America and to maintain the nation's existing housing stock which has depreciated and declined due to foreclosures, abandonment, and old age.

2. Subdivision development is a new area of the development business into which we are currently embarking with our initial project in Vero Beach called "Eagle Trace." This market is known as the retiree market selling to retirees moving from the northern cities to retire, live close to golf courses, the ocean, hospitals, and shopping. The buyers are looking for a new home of approximately 1,800 square feet, two car garage, and possibly a pool for approximately $125,000. The land and subdivision improvements costs us $10,000 per lot and, with sales at $25,000 per lot, profit of $15,000 per lot are expected. We plan on developing subdivisions of 70 to 100 homes. Additional profits will be earned by building the houses in the subdivision and selling the homes. Management feels that at that size, our risk is limited.

3. Apartment development is believed by management of the Company to be very lucrative due to demand and high rental prices for new apartments in the South Florida region. With the financing-mortgage plans available to NRPI, we anticipate building 50 to 100 unit apartment projects and capture a niche that is not being developed by many developers in South Florida at this time.

Competition

     The market for real estate development and housing construction is highly competitive and subject to economic changes, regulatory developments and emerging industry standards. We believe that the principal competitive factors in its markets are conformance to building standards, reliability, safety, price and quality of its final product. There can be no assurance that the Company will compete successfully in the future with respect to these or other factors.

Employees

     As of the date of this Form 8K report, substantially all of the activities of the company are undertaken by its current officers and directors. We have four employees, including the Company's two officers, at the date of this report.

FACILITIES

NRPI currently maintains its executive offices on a rent-free basis pursuant to a month to month arrangement with Encore Builders, an unrelated firm which does contract construction work for the Company.

                                RISK  FACTORS

In this section we highlight some of the risks associated with NRPI's business and operations. Prospective investors should carefully consider the following risk factors when evaluating an investment in the common stock offered by this Reoffer Prospectus.

Management  will  maintain  voting  control

Following completion of the acquisition, the present principal shareholders will maintain voting control of NRPI based on the issuance of 1,000,000 class A common shares, which entitle the holder thereof to the equivalent of 20 common share votes in any matter to be voted on by the shareholders of the Company. The purpose of issuing these shares is to ensure that current management will maintain control of NRPI despite maintaining beneficial ownership of less than a majority of the shares of NRPI's common stock. Furthermore, the disproportionate vote afforded the class A common stock will prevent or impede potential acquirers from seeking to acquire control of NRPI, which could have a depressive effect on the price of our common stock

Management  controls  the  Company's  funds

Management has broad discretion over how to spend the funds held by the Company. Although management will endeavor to act in the best interests of the shareholders, there can be no assurance that the decision to utilize proceeds will prove profitable to NRPI.

OTC  Bulletin  Board  listing  requirements

Under the new rules for continued listing on the Bulletin Board, companies are required to become and remain fully reporting. Although NRPI intends to complete all future required filings on a timely basis, there can be no assurance that we will not be de-listed from the Bulletin Board. If de-listed, the market will almost certainly reflect a depressive effect on the price of NRPI's common stock.

Penny  stock  regulations  and  requirements  for  low  priced  stock

Based upon the price of NRPI's common stock as currently traded on the OTC Bulletin Board, NRPI may be subject to Rule 15g-9 under the Exchange Act which imposes additional sales practice requirements on broker-dealers which sell securities to persons other than established customers and "accredited investors." For transactions covered by this Rule, a broker-dealer must make a special suitability determination for the purchaser and have received a purchasers written consent to the transaction prior to sale. Consequently, the Rule may adversely affect the ability of the broker-dealers to sell our common stock and could have a negative effect on the ability of shareholders to sell common shares of NRPI in the secondary market.

The Commission adopted regulations which generally define a "penny stock" to be any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Since NRPI's securities are currently subject to the existing rules on penny stock, your ability to liquidate your shares could be severely diminished.

Stock  prices  are  unpredictable

General market price declines or market volatility in the future could be negative with respect to the price of our common stock. In recent years, the stock markets in general, and securities of small capitalization companies in particular, have experienced extreme price fluctuations in response to such occurrences as quarterly variations in operating results, changes in earnings estimates, and announcements concerning strategic relationships and other events or facts. This pattern of extreme volatility in the stock market, which in many cases was unrelated to actual operating performance, could cause the price of NRPI's common stock to go down.

Investor's  entire  investment  could  be  lost

You should be aware that if we are not successful in the operation of our current business, or any future acquisition endeavors, your entire investment in the common stock of NRPI could become worthless. Even if we are successful in our operations and potential acquisitions, it is not certain that you will derive a profit from your investment in NRPI.

The  Company  will  need  additional  funds

NRPI will require substantial additional funding to further its real estate operations and business objectives. Although management believes that such funds will become available from sources including cash flow from business operations, bank loans, factoring or sale of additional stock, it has not formulated any specific plan for raising additional funds, including sale of additional equity securities, as of the date of this report. If our capital is insufficient to conduct our business and if we are unable to obtain needed financing, we will be unable to pursue our business plan. We have not thoroughly investigated whether this capital would be available, who would provide it, and on what terms. If we are unable to raise the capital required to fund our proposed projects, on acceptable terms, our business may be seriously harmed or even terminated. It is not certain that we will be able to obtain additional funding or, if obtained, that the terms of such funding would be favorable. This means that your shares of common stock could lose much of their value.

NRPI  may  not  be  successful

NRPI competes in the highly competitive market of real estate development and housing construction. Our prospects for success will depend on our ability to successfully market our houses to buyers. As a result, demand and market acceptance for our houses is subject to a high level of uncertainty. We currently have limited financial, personnel and other resources to undertake the extensive activities that will be necessary to acquire and build houses and related real estate projects. If we are unable to expand our marketing efforts, we will not generate substantial additional revenues.

NRPI  relies  on  its  management

NRPI is dependent upon the members of management set forth herein. If the current management is no longer able to provide services to NRPI, our business will be negatively affected. No member of management is currently serving under a written employment agreement.

Additional  capital  financing  may  affect  ability  to  sell

NRPI's common stock currently trades on the OTC Bulletin Board under the symbol NRPI. Stocks trading on the OTC Bulletin Board generally attract a smaller number of market makers and a less active public market and may be subject to significant volatility. If we raise additional money from the sale of our stock, the market price could drop and your ability to sell your stock could be diminished.

Super  voting  rights  granted  to  current  management

Our board of directors can issue "super voting" Class A common stock without shareholder consent and dilute the voting rights or otherwise significantly affect the rights of existing shareholders. The present principal shareholders will maintain voting control of NRPI based on the issuance of 1,000,000 class A common shares on June 17, 1999, which entitle the holder thereof (Christopher Astrom) to 20 common stock equivalent votes for every Class A share held. The purpose of issuing these shares is to ensure that current management will maintain control of NRPI despite maintaining beneficial ownership of less than a majority of the shares of NRPI's common stock. An additional 1,000,000 of the authorized 2,000,000 shares of Class A common stock is available for issuance. The Class A common stock is non-transferable except to a family member.

Volatile  market  for  NRPI  common  stock

The market for our common stock is very volatile. Our stock is presently trading on the OTC bulletin board maintained by Nasdaq under the symbol NRPI. While in the past there has been limited volume in trading in the public market for the NRPI common stock, and there can be no assurance that a more active trading market will develop or be sustained. The market price of the shares of common stock is likely to be highly volatile and may be significantly affected by factors such as fluctuations in our operating results, announcements of technological innovations or new products and/or services by us or our competitors, governmental regulatory action, developments with respect to patents or proprietary rights and general market conditions.


                                USE  OF  PROCEEDS

NRPI will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

The Shares of the Company to which this Reoffer Prospectus relates are being registered for reoffers and resales by the Selling Shareholders, who acquired the Shares pursuant to a compensatory benefit plan with NRPI for consulting services they provided to NRPI. The Selling Shareholders may resell all, a portion or none of such Shares from time to time.

The table below sets forth with respect to the Selling Shareholders, based upon information available to the Company as of February 17, 2000, the number of Shares owned, the number of Shares registered by this Reoffer Prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares.






                                                                                                            % OF SHARES
                   NUMBER OF                          NUMBER OF SHARES                                      OWNED BY
SELLING            SHARES OWNED                       REGISTERED BY        NUMBER OF SHARES                SHAREHOLDER
SHAREHOLDERS       BEFORE SALE                        PROSPECTUS           OWNED AFTER SALE                AFTER SALE
_____________      ____________                       _________________   ___________________              ______________

M. Richard Cutler  715,000 (1)                           260,000              455,000                             3.16%

Brian A. Lebrecht  220,000                                80,000              140,000                             0.97%

Vi Bui             165,000                                60,000              105,000                             0.72%

James Stubler      137,500                                50,000               87,500                             0.61%

Samuel Eisenberg    50,000                                50,000                  0                               0.00%


(1) Of such shares, 455,000 are held by MRC Legal Services Corporation. M. Richard Cutler is the beneficial owner of MRC Legal Services Corporation.

                              PLAN OF DISTRIBUTION

The Selling Shareholders may sell the Shares for value from time to time under this Reoffer Prospectus in one or more transactions on the Over-the-Counter Bulletin Board maintained by Nasdaq, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

In addition to any Shares sold hereunder, the Selling Shareholders may, at the same time, sell any shares of common stock, including the Shares, owned by him or her in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Reoffer Prospectus.

There is no assurance that the Selling Shareholders will sell all or any portion of the Shares offered.

The Company will pay all expenses in connection with this offering other than the legal fees incurred in connection with the preparation of this registration statement and will not receive any proceeds from sales of any Shares by the Selling Shareholders.


                                  LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by Dihle & Co. PC.


                                     EXPERTS

The balance sheets as of September 30, 1998 and September 30, 1999 and the statements of operations, shareholders' equity and cash flows for the periods then ended of NRPI have been incorporated by reference in this Registration Statement in reliance on the report of Baum & Company, P.A., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART  II

                   INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

ITEM  3.     INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The following documents are hereby incorporated by reference in this Registration Statement:

(i) Registrant's Form 8-K for an event on February 10, 2000, filed on February 16, 2000.

(ii) Registrant's Form 10-SB (in the name of MAS Acquisition XV Corp., the Company's predecssor) filed on December 27, 1999.

(iii) All other reports and documents subsequently filed by the Registrant pursuant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

ITEM  4.     DESCRIPTION  OF  SECURITIES.

     Not  applicable.

ITEM  5.     INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Dihle & Co., P.C.

ITEM  6.     INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     The Corporation Laws of the State of Delaware and the Company's Bylaws provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

ITEM  7.     EXEMPTION  FROM  REGISTRATION  CLAIMED.

     The Shares were issued for advisory and legal services rendered. These sales were made in reliance of the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale".

ITEM  8.     EXHIBITS

*3.1     Articles  of  Incorporation - National Rehab Properties, Inc. (Florida)
*3.2 Articles of Incorporation - National Rehab Properties, Inc- Nevada (Mister Las Vegas)
*3.3     Bylaws
*3.4 Written Consent in Lieu of Combined Special Meeting of Directors and Shareholders dated June 17, 1999
*3.5 Written Consent in Lieu of Combined Special Meeting of Directors and Shareholders dated March 1, 1999
*4.1     Specimen  Stock  Certificate
5        Opinion  of  Dihle  &  Co.,  P.C.
*10.1 Consulting Agreement with M. Richard Cutler, Brian A. Lebrecht, Vi Bui, James Stubler and Samuel Eisenberg dated February 10, 2000.
23.1     Consent  of  Baum  & Company, P.A., independent public accountants
________________________

*  Incorporated  by  reference  to  NRPI's Form 8-K, filed on February 16, 2000.

ITEM  9.     UNDERTAKINGS.

     (a)     The  undersigned  Registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on February 17, 2000.



     NATIONAL  REHAB  PROPERTIES,  INC.



/s/ Richard Astrom
By:     Richard  Astrom
Its:    President,  Chief  Executive  Officer
        and  Chairman  of  the  Board



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.




/s/ Richard Astrom         President,  Chief  Executive  Officer  and  Director
Richard  Astrom



/s/ Christopher Astrom     Vice  President,  Secretary  and  Director
Christopher  Astrom